EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of VeriTeQ Corporation and subsidiaries on Form S-8 (Nos. 333-11294, 333-31696, 333-38420, 333-39553, 333-48364, 333-88421, 333-92327, 333-93117, 333-106742, 333-118776, 333-121123, 333-123738, 333-126229, 333-148958, 333-162535 and 333-168216) of our report dated April 15, 2014 relating to our audits of the consolidated financial statements of VeriTeQ Corporation and subsidiaries, included in the Annual Report on Form 10-K for the year ended December 31, 2013 to be filed on or about April 15, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

New York, New York

April 15, 2014